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                                  EXHIBIT 99.1

              FUTURELINK ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE
                    NEW YORK-BASED MADISON GROUP OF COMPANIES

         FUTURELINK ESTABLISHES PRESENCE IN THE NORTHEAST WITH LEADING
                           CITRIX SOLUTIONS PROVIDER

IRVINE, CALIF. FEBRUARY 2, 2000 -- FutureLink Corp. (Nasdaq: FTRL), one of the first application service providers (ASPs), today announced that it has signed a definitive agreement to acquire a leading financial services ASP and Citrix(R) Platinum Solutions Provider, MicroLAN Systems, Inc, (doing business as Madison Technology Group) as well as sister companies Madison Consulting Resources, Inc. and Madison Consulting Resources of New Jersey, collectively "Madison".

Under the terms of the agreement, FutureLink will pay total consideration of $57.5 million consisting of $6.5 million in cash, $7.25 million in short term notes and 1.975 million shares of FutureLink common shares for 100% of Madison. The transaction is expected to close by February 29, 2000.

This acquisition establishes FutureLink as a leading Citrix-based solutions provider in the northeastern United States and extends the company's geographic reach into the expanding northeastern ASP market, as well as extending its ASP coverage into the financial services sector. FutureLink also adds seasoned technical staff and outsourcing capabilities to its team of IT specialists.

Privately held Madison, with offices in New York and New Jersey, also offers training, consulting, installation, and maintenance services and currently employs a technical and professional staff of over 60. For the nine months ended September 30, 1999, Madison's revenues were $16.6 million compared to $7.2 million for the same period in 1998.

"The acquisition of Madison strengthens FutureLink's position as one of North America's leading application service providers and reinforces our commitment to building a world class application hosting platforms organization," said Philip
R. Ladouceur, Chairman and chief executive officer of FutureLink. "Madison's leading presence in the northeast complements our recent expansion into the Mid-Atlantic states and continues our strategy of acquiring companies with strong technical expertise and management experience."

"It has been Madison's mission to be a world class provider of secure, quality, granular application delivery," said Madison founder and President, Ira Silverman, "Our success in this effort and its outgrowth into the ASP space is a testament to the tenacity of our efforts," added Adam Silverman, Vice President. "FutureLink is the next phase. They represent the significant, quality firm required to move this vision ahead."


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Drawing upon nine years of application deployment experience, Madison Technology
Group launched MadisonApps.com, an ASP division, to answer client demand for web-enabled application solutions. "Joining FutureLink will help us to meet this demand and continue to exceed users' expectations," commented Ira Silverman.

ABOUT MADISON

Madison Technology Group, founded in 1991, is an award winning IT consulting and network integration firm specializing in Thin Client Solutions, Network Security, Directory Services and Data Communications. Through its affiliated company, Madison Consulting Resources, Madison Technology Group also provides staff augmentation services to its Fortune 1000 clients. Application hosting services are provided by MadisonApps.com, the company's Application Service Provider (ASP) division. Madison is headquartered in New York, New York and maintains an office in Edison, New Jersey.

For more information about Madison Technology Group, Madison Consulting Resources and MadisonApps.com, call 212-883-1000 or visit www.madisontechnology.com.

ABOUT FUTURELINK

FutureLink, The Computer Utility Company(TM), is one of the founders of the Application Service Provider (ASP) industry and a founding member of the ASP Industry Consortium.

FutureLink's Application Hosting Services Division provides businesses with off-site, Internet-based computing. The company's Application Hosting Platforms Division builds application server farms and provides Citrix application server software integration services. With Application Hosting Platform solutions, FutureLink customers manage their own server farms, and provide ASP services to users with their own IT staff and FutureLink consultants.

For more information, contact FutureLink toll-free at (877) 216-6001; e-mail: sales@futurelink.net; or visit the FutureLink Web site at http://www.futurelink.net.

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Forward-looking statements and comments in this news release are made pursuant to safe harbor provisions of the Securities Exchange Act of 1934. Such statements relating to, among other things, the prospects for the companies to complete the transaction and enhance operating results, are necessarily subject to risks and uncertainties, some of which are significant in scope and nature. These risks may be further discussed in periodic reports and registration statements to be filed by the company from time to time with the Securities and Exchange Commission in the future.

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